Exhibit 3.2

STATE OF TEXAS

CERTIFICATE OF MERGER

of

CONTANGO OIL & GAS COMPANY

(a Delaware corporation)

with and into

MCF MERGER SUB CORP.

(a Texas corporation)

June 14, 2019

Parties to the Merger

Pursuant to Chapter 10 of the Texas Business Organizations Code, and the title applicable to each domestic filing entity identified below, the undersigned parties submit this certificate of merger.

The name, organizational form, state of incorporation or organization, and file number, if any, issued by the Secretary of State for each organization that is a party to the merger are as follows:

Party 1:	Contango Oil & Gas Company (the “Merging Entity”). The organization is a corporation organized under the laws of the State of Delaware, and the file number issued by the Delaware Secretary of State is 3313140. Its principal place of business is 717 Texas Ave., Suite 2900, Houston, Texas 77002. The organization will not survive the merger.

Party 2:	MCF Merger Sub Corp. (the “Surviving Entity”). The organization is a corporation organized under the laws of the State of Texas, and the file number issued by the Texas Secretary of State is 0803300913. Its principal place of business is 717 Texas Ave., Suite 2900, Houston, Texas 77002. The organization will survive the merger. The Agreement and Plan of Merger amends the name of the organization. The new name of the organization is Contango Oil & Gas Company, a Texas corporation.

Agreement and Plan of Merger

In lieu of providing the Agreement and Plan of Merger, each domestic filing entity certifies that:

1.    A signed Agreement and Plan of Merger is on file at the principal place of business of the Surviving Entity.

2.    On written request, a copy of the Agreement and Plan of Merger will be furnished without cost by the Surviving Entity to any owner or member of any domestic entity that is a party to the Agreement and Plan of Merger.

3.    The Agreement and Plan of Merger effected an amendment and restatement of the certificate of formation of the Surviving Entity, a copy of which is attached hereto as Exhibit A.

4.    No new organizations are being created by the merger.

Approval of the Agreement and Plan of Merger

The Agreement and Plan of Merger has been approved as required by the laws of the jurisdiction of formation of each organization that is a party to the merger and by the governing documents of those organizations.

Effectiveness of Filing

This document shall become effective upon filing.

Tax Certificate

In lieu of providing the tax certificate, the Surviving Entity will be liable for the payment of all applicable filing fees and franchise taxes, if any, of the Merging Entity and the Surviving Entity shall be obligated to pay such fees and franchise taxes if the same are not timely paid.

[Signature Page Follows]

Execution

As of the date first written above, the undersigned signs this document subject to the penalties imposed by law for the submission of a materially false or fraudulent instrument. The undersigned certifies that the statements contained herein are true and correct, and that the person signing is authorized under the provisions of the Texas Business Organizations Code, or other law applicable to and governing the merging entity, to execute the filing instrument.

MERGING ENTITY:

CONTANGO OIL & GAS COMPANY,
a Delaware corporation

/s/ E. JOSPEH GRADY
By:	E. Joseph Grady
Its:	Senior Vice President and
Chief Financial Officer

SURVIVING ENTITY:

MCF MERGER SUB CORP.,
a Texas corporation

/s/ E. JOSPEH GRADY
By:	E. Joseph Grady
Its:	Senior Vice President and
Chief Financial Officer

[Signature Page to TX Certificate of Merger]

Exhibit A

Amended and Restated Certificate of Formation